Exhibit 5.1

17 March 2026	Ref. 29404.0013
By Email and by Hand
SFL Corporation Ltd. Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08 Bermuda

Dear Sirs,

SFL Corporation Ltd. (the “Company”)

1. Subject of Opinion

We are lawyers duly qualified to practise in Bermuda.  This opinion as to the laws of Bermuda is addressed to you in connection with (i) the Company’s at-the-market offering (the “Offering”) of the  Company’s common shares of par value US$0.01 (the “Shares”), having an aggregate offering price of up to US$100,000,000; (ii) the second amended and restated at-the-market sales agreement (the “Agreement”) dated 17 March 2026 between the Company and BTIG, LLC, as sales agent and/or principal (the “Manager”), including any amendments or supplements thereto, pursuant to which the Company may offer the Shares through the Manager, from time to time; and (iii) the registration statement on Form F-3ASR (File No. 333-294365, such registration statement as amended and supplemented from time to time the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on 17 March 2026 under the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder, and a base prospectus of the Company dated 17 March 2026 (the “Base Prospectus”), as supplemented by a prospectus supplement thereto dated  17 March 2026 with respect to the issuance and sale of the Shares included therein (the “Supplement” and together with the Base Prospectus, the “Prospectus”).

2. Documents Examined

For the purposes of this opinion we have examined and relied upon the following (collectively, the “Documents”):

2.1.	a copy of the Registration Statement;

2.2.	a copy of the Prospectus;

2.3.	a copy of the Agreement;

2.4.	a copy of the following documents of the Company, as certified by the Secretary thereof on 16 March 2026:

(a)	Certificate of Incorporation;

(b) Memorandum of Association;

(c) Certificate of Deposit of Memorandum of Increase of Share Capital;

(d) Bye-laws;

(e)	Minutes of the meeting of the Board of Directors of the Company held on 16 March 2026 (the “Resolutions”);

(f) Tax Assurance;

(g)	Register of Directors and Officers; and

(h)	Register of Members;

2.5.	a Certificate of Compliance issued by the Bermuda Registrar of Companies (“ROC”) in respect of the Company dated 16 March 2026; and

2.6.	such other documents as we have deemed necessary in order to render this opinion.

A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this paragraph 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

3.	Searches

We have also relied upon our search of the documents of public record relating to the Company maintained and provided by the ROC (including the Register of Charges) on 13 March 2026 and on our search of the Cause Book maintained by the Registrar of the Supreme Court of Bermuda, on 13 March 2026 (the “Searches”).

4.	Opinion Limited to Bermuda Law

We have made no investigation of the laws of any jurisdiction other than Bermuda and this opinion is given only with respect to Bermuda law as applied by the courts of Bermuda at the date thereof and is governed by, and should be construed in accordance with, those laws. This opinion is limited to the matters stated herein and does not extend to, and is not intended to be extended by implication to, any other matters. We give this opinion on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

5.	Assumptions

In giving this opinion we have assumed:

5.1.
the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised or photo static copies;

5.2.	the genuineness of all seals, signatures and markings on the Documents;

5.3.	the authority, capacity and power of each of the persons signing the Documents (other than the Company);

5.4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda, made in any of the Documents, is true, accurate and complete;

5.5.	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

5.6.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

5.7.
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

5.8.
that the information disclosed by the Searches has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public files at the time of the Searches;

5.9.	that no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against or affecting the Company;

5.10.	that the Company has not passed a voluntary winding-up resolution and that no petition has been presented to or order made by a court for the winding-up or dissolution of the Company;

5.11.
that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly adopted by the duly elected or appointed directors of the Company or any duly constituted committee thereof; that any provisions contained in the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), or the bye-laws of the Company relating to the declaration of directors’ interests and the convening of, the quorum required for, and voting at the meetings of the directors and the adopting of written resolutions of the directors were duly observed; and that such Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect;

5.12.
when issued, all Shares will be issued in compliance with all matters of, and will represent valid and enforceable obligations under, applicable U.S. federal and state securities laws and other laws (other than the laws of Bermuda, in respect of which we are opining); and

5.13.	that, as of each and every time any of the Shares are issued in accordance with the Agreement, the Company will have a sufficient number of authorised and unissued Shares available for issuance.

6.	Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

6.1.	the Company is duly incorporated for an indefinite period as an exempted limited company, and is validly existing and in ‘good standing’ under the laws of Bermuda;

6.2.	the Shares, when issued, sold and paid for as contemplated in the Prospectus and the Agreement, will be validly issued, fully paid and non-assessable; and

6.3.	so far as can be ascertained from the Searches, the Company is not engaged in or threatened with any action, suit, or proceeding before any court in Bermuda.

7.	Reservations

We have the following reservations:

7.1.	we have relied upon searches of public records on file at the offices of the ROC but we note that the records disclosed by those searches may not be complete or up to date;

7.2.
any reference in this opinion to shares being “non-assessable” means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company; and

7.3.
any reference in this opinion to the Company being “in good standing” means having paid all fees and taxes and having made all filings required by the laws of Bermuda in order to maintain the valid existence of the Company pursuant to such laws.

8.	Disclosure

This opinion has been prepared for use in connection with the filing by the Company of a current report on Form 6-K which will be incorporated by reference into the Registration Statement and the prospectus thereto and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-described Form 6-K and to the reference to our firm under the caption “Legal Matters” in the prospectus attached to the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act.

This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully,
/s/ MJM LIMITED

MJM  LIMITED